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PROSPECTUS SUPPLEMENT NO. 6                   Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated February 18, 2000)       Registration No. 333-96387

                           HUMAN GENOME SCIENCES, INC.

                              --------------------

                                   $200,000,000
                   5% Convertible Subordinated Notes Due 2006
                                       and
                        2,792,321 Shares of Common Stock
                      Issuable Upon Conversion of the Notes

                              --------------------


                        The following information supplements information
            contained in our prospectus dated February 18, 2000 relating to the potential offer and sale from time to time by holders of shares of our common stock issued upon conversion of the notes. See "Plan of Distribution" in our prospectus.

                        This prospectus supplement may only be delivered or
            used in connection with our prospectus. This prospectus supplement is incorporated by reference into our prospectus. Our common stock is listed on The Nasdaq National Market under the symbol "HGSI."

                        NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS
            APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   Prospectus Supplement dated March 24, 2000


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            The notes were originally issued by us and sold by Credit Suisse
First Boston Corporation, as initial purchaser, in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be qualified institutional buyers or other institutional accredited investors. All of the notes have been converted into shares of our common stock. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of the common stock into which the notes were converted.

                           --------------------

            The following table supplements the information in our prospectus with respect to the selling holders and the principal amounts of notes and common stock they beneficially own that may be offered under our prospectus. The information is based on information provided by or on behalf of the selling holders. All information provided in this prospectus supplement is as of March 23, 2000.

            The selling holders may offer all, some or none of the common stock into which the notes were converted. Thus, we cannot estimate the amount of the common stock that will be held by the selling holders upon termination of any sales. The column showing ownership after completion of the offering assumes that the selling holders will sell all of the securities offered by this prospectus supplement. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their common stock since the date on which they provided the information about their common stock in transactions exempt from the registration requirements of the Securities Act. None of the selling holders has had any material relationship with us or our affiliates within the past three years, except that Credit Suisse First Boston Corporation acted as the initial purchaser in connection with the notes, our 5% Convertible Subordinated Notes Due 2007 and our 3 3/4% Convertible Subordinated Notes Due 2007 and acted as the dealer manager in connection with the offer we made to holders of our 5 1/2% Convertible Subordinated Notes Due 2006. No selling holder named in the table below beneficially owns one percent or more of our common stock. Common stock owned prior to the offering and after completion of the offering includes shares of common stock issuable upon conversion of our 5 1/2% Convertible Subordinated Notes Due 2006, our 5% Convertible Subordinated Notes Due 2007 and our 3 3/4% Convertible Subordinated Notes Due 2007. Information concerning the selling holders may change from time to time and any changed information will be set forth in future prospectus supplements if and when necessary.


                                                                                                                     COMMON
                                                                                                                   STOCK OWNED
                                                        PRINCIPAL AMOUNT OF      COMMON STOCK      COMMON            AFTER
                                                         NOTES BENEFICIALLY      OWNED PRIOR TO     STOCK         COMPLETION OF
NAME                                                     OWNED AND OFFERED        THE OFFERING     OFFERED        THE OFFERING
----                                                     -----------------        -------------    --------       ------------
Putnam Convertible Income-Growth
  Trust...............................                           $       -             6,575         6,575              -
Putnam Balanced Retirement Fund.......                                   -               474           474              -
Putnam Convertible Opportunities
  and Income Trust....................                                   -               628           628              -

Putnam Asset Allocation Funds-Balanced
  Portfolio...........................                                   -             2,792         2,792              -
                                                                 ---------             -----         -----            -----

   Total..............................                           $       -            10,469        10,469              -
                                                                 =========            ======        ======            =====
